Exhibit 99.1

VOTING AGREEMENT

AGREEMENT dated and effective as of March 22, 2021 between (i) Isaias Jose Calisto (“IJC”) and (ii) Georgem Holdings (Pty) Ltd (“Georgem”).

W I T N E S S E T H:

WHEREAS, IJC is the founder and sole shareholder of Karooooo Ltd (the “Company”);

WHEREAS, the Company intends to list the ordinary shares of the Company (the “Ordinary Shares”) on the Nasdaq Global Select Market, conduct an initial public offering of Shares in the United States pursuant to a registration statement on Form F-1 filed with the U.S. Securities and Exchange Commission (the “Form F-1”) and, in connection therewith, effect the corporate reorganization (the “Corporate Reorganization”) described in the Form F-1;

WHEREAS, pursuant to the Corporate Reorganization, Georgem Holdings (Pty) Ltd. (“Georgem”) is expected to acquire approximately 3,550,000 Ordinary Shares; and

WHEREAS, in the absence of any special rights or privileges granted to IJC as founder of the Company pursuant to the Company’s constitutional documents, the parties hereto desire to enter into this Agreement to provide IJC and IJC Transferees with the right to exercise, or cause Georgem to exercise as directed by IJC and IJC Transferees, the voting rights in respect of any Ordinary Shares beneficially owned by Georgem for so long as IJC and IJC Transferees, in his or their sole discretion, determine to do so;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

Article 1
Definitions

As used in this Agreement, the following terms have the following meanings:

“Beneficially Owned” has the meaning ascribed to such term in Rule 13d-3 of the Exchange Act.

“Company” means Karooooo Ltd., a public limited company organized under the laws of the Republic of Singapore.

“Company Securities” means (i) the Ordinary Shares, (ii) securities convertible into or exchangeable for Ordinary Shares and (iii) any options, warrants or other rights to acquire Ordinary Shares.

“Corporate Reorganization” means the corporate reorganization described in the Form F-1 registration statement filed with the U.S. Securities and Exchange Commission on March 22, 2021.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Georgem” Georgem Holdings (Pty) Ltd.

“Georgem Holding” means the 3,550,000 Ordinary Shares that Georgem is expected to acquire pursuant to the Corporate Reorganization.

“IJC” means Isaias Jose Calisto.

“IJC Family Tranferee” means the spouse, the lineal descendant, sibling, heir, executor, administrator, testamentary trustee, legatee or beneficiary of IJC.

“IJC Transferee” means any Person to whom Company Securities are Transferred from IJC; provided that such transferee is (A) an IJC Family Tranferee, (B) a trust that is for the exclusive benefit of an IJC Family Transferee or (C) a legal entity that is controlled by an IJC Family Transferee.

“Ordinary Shares” means the ordinary shares of the Company and any other security into which such ordinary shares may hereafter be converted or changed.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“SEC” means the Securities and Exchange Commission.

“Transfer” means, with respect to any Company Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Company Securities or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Company Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any law include all rules and regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Article 2
Voting

For so long as IJC and IJC Transferees, when taken together, shall Beneficially Own Company Securities but not Beneficially Own more than fifty one percent of the issued and outstanding number of Ordinary Shares, Georgem shall, in person or by proxy, cast all votes to which Geogem is entitled in respect of the Ordinary Shares that Georgem Beneficially Owns, whether at any annual or special meeting of shareholders of the Company, by written consent or otherwise, in the manner directed in writing by IJC.

For so long as IJC and IJC Transferees, when taken together, shall Beneficially Own Company Securities but not Beneficially Own more than fifty one percent of the issued and outstanding number of Ordinary Shares, if IJC requests Georgem to grant IJC a proxy to cast any or all votes to which Geogem is entitled in respect of the Ordinary Shares that Georgem Beneficially Owns, whether at any annual or special meeting of shareholders of the Company, Georgem shall grant IJC such proxy.

In the event that IJC shall transfer Ordinary Shares from IJC to IJC Transferees and IJC shall no longer Beneficially Own Company Securities, then for so long as any such IJC Transferee shall Beneficially Own Company Securities but not, when taken together with all other IJC Transferees, Beneficially Own more than fifty one percent of the issued and outstanding number of Ordinary Shares, such IJC Transferee may exercise the rights granted to IJC by Section 2.01 on a pro rata basis in the proportion that such IJC Transferee’s Beneficial Ownership of Ordinary Shares relates to the aggregate Beneficial Ownership of Ordinary Shares of all such IJC Transferees.

Article 3
Transfer and Acquisition

Except with the prior consent in writing of IJC, which consent may be withheld at the sole discretion of IJC, Georgem shall not Transfer to any Person any Company Securities Beneficially Owned by Georgem; provided that Georgem may Transfer up to an aggregate of 550,000 Ordinary Share without such consent.

Other than the Georgem Holding, except with the prior consent in writing of IJC, which consent may be withheld at the sole discretion of IJC, Georgem shall not acquire Beneficial Ownership of any Company Securities.

Article 4
No Conflicting Agreements

Georgem shall not (i) grant any proxy or enter into or agree to be bound by any voting trust or agreement with respect to the Company Securities, except as expressly contemplated by this Agreement, (ii) enter into any agreement or arrangement of any kind with any Person with respect to any Company Securities inconsistent with the provisions of this Agreement or for the purpose or with the effect of denying or reducing the rights of IJC under this Agreement, including agreements or arrangements with respect to the Transfer or voting of its Company Securities or (iii) act, for any reason, as a member of a group or in concert with any other Person in connection with the Transfer or voting of its Company Securities in any manner that is inconsistent with the provisions of this Agreement.

Article 5
Miscellaneous

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. IJC may assign this Agreement and any right or remedy arising hereunder or by reason hereof to any IJC Transferee. Georgem may not assign this Agreement or any obligation hereunder or by reason hereof to any Person.

All notices, requests and other communications to any party shall be in writing and shall be delivered in person (including by courier), mailed by certified or registered mail, return receipt requested, or sent by electronic mail (so long as receipt of such electronic mail is requested and received) to: if to IJC, C/O Karooooo Ltd., 10 Anson Road #12-14, International Plaza Singapore 079903; Email: zak.calisto@catrack.com; and if to Georgem, C/O Juan Marais, 21 Penhurst avenue, Essexwold, Bedfordview, South Africa.

; Email: juan@cartrack.com.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.02 shall be deemed effective service of process on such party.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Electronic signatures complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law will be deemed original signatures for purposes of this Agreement. Transmission by telecopy, electronic mail or other transmission method of an executed counterpart of this Agreement will constitute due and sufficient delivery of such counterpart.

This Agreement constitutes the entire agreement among the parties hereto and supersede all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof and thereof.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Isaias Jose Calisto

By:	/s/ Isaias Jose Calisto
Name: Isaias Jose Calisto

Georgem Holdings (Pty) Ltd.

By:	/s/ Juan Marais
Name: Juan Marais
Title: Director